Exhibit 23.2
Consent of Independent Registered Public Accounting Firm
     We consent to the reference to our firm under the caption Experts in this Registration Statement on Form S-1 of First Trinity Financial Corporation for the registration of common stock by reference therein of our reports dated April 14, 2010, with respect to the consolidated financial statements and schedules of First Trinity Financial Corporation, included in its Annual Report on Form 10-K for the year ended December 31, 2009, filed with the Securities and Exchange Commission.
/s/ Kerber, Eck & Braeckel LLP
Springfield, Illinois
May 14, 2010
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